As filed with the Securities and Exchange Commission on January ___, 2007
Registration No. 333-137139
Securities and Exchange Commission
Washington, D.C. 20549 - 2001
_______________
FORM S-3/A
Registration Statement
Under the Securities Act of 1933
U.S. ENERGY CORP.
(Exact name of registrant as specified in its charter)
Wyoming
(State or other jurisdiction of incorporation or organization)
83 0205516
(I.R.S. Employer Identification No.)
877 North 8th West, Riverton, Wyoming 82501; Tel. 307.856.9271
(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)
Steven R. Youngbauer, 877 North 8th West
Riverton, WY 82501; Tel. 307.856.9271
(Name, address, including zip code, and telephone number of agent for service)
Copies to:	Stephen E. Rounds, Esq.
The Law Office of Stephen E. Rounds
1544 York Street, Suite 110, Denver, CO 80206
Tel: 303.377.6997; Fax: 303.377.0231
_______________
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount of	Maximum	Aggregate
Title of Each Class	Securities	Offering	Dollar Price	Amount
of Securities	to be Registered	Price Per	of Securities to	of
to be Registered	In the Offering	Security	be Registered	Fee

Common Stock	619,166(1)	$4.69	$2,903,888	$310.71

Common Stock	677,353(2)	$4.69	$3,176,786	$339.92
	1,296,519		$6,080,674	$650.63	*

(1)
These shares (registered for resale) are held by four entities: Bourne Capital, LLC (42,907 shares); Rocky Mountain Gas, Inc. (506,329 shares); Cornell Capital Partners, LP (68,531 shares and Newbridge Securities Corporation (1,399 shares).

(2)
These shares (registered for resale) are issuable on exercise of warrants held by 4 entities (1,921 shares at $3.20 per share held by two entities; 100,000 shares issuable on exercise of a warrant at $7.15 per share held by Cornell Capital Partners L.P. and 575,432 shares issuable on exercise of warrants held by two entities (Bourne, LLC for 412,714 shares, and Tsunami Partners, L.P. for 162,718 shares) at prices from 2.87 to $4.23 per share).

Pursuant to rule 457(c), registration fee calculations are estimated based on the $4.69 Nasdaq Official Closing Price on November 16, 2006 which is within 5 business days prior to the filing of this pre-effective registration statement, using the fee rate of $107.00 per million dollars of the aggregate offering market price at that date.

* $93.66 of this amount was previously paid.

Delaying amendment under rule 473(a): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. The securities covered by this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

U.S. Energy Corp.
1,296,519 Shares of Common Stock

This prospectus covers the offer and sale of up to 1,296,519 shares of common stock ($0.01 par value): 619,166 outstanding shares; and 677,353 shares issuable on exercise of warrants (at prices from $2.87 to $7.15 per share).

In this prospectus, "selling shareholder" or "selling shareholders" refer to the entities that hold the outstanding shares; and the entities which hold the warrants. For information about the selling shareholders and the transactions in which they acquired the shares and warrants, see "Selling Shareholders."

In this prospectus, and the information incorporated by reference, "we," "Company," and "USE" refer to U.S. Energy Corp. (and its subsidiaries unless otherwise specifically stated).

The selling shareholders may sell the shares from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. See “Plan of Distribution.” Although we will receive proceeds to the extent the warrants are exercised, we will not receive any proceeds from sale of the shares offered by the selling shareholders. None of the warrants have been exercised at prospectus date.

USE is traded ("USEG") on the Nasdaq Capital Market ($4.71 Nasdaq Official Closing Price on January 17, 2007).

An investment in the shares offered by this prospectus is speculative and subject to risk of loss. See "Risk Factors" beginning on page 9 and the table of contents on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January ___, 2007

TABLE OF CONTENTS

Page No.
Summary Information	6

The Company	6

The Offering	8

Risk Factors	8

Risk Factors Involving the Company	8

We have a history of operating losses.	8

No recurring business revenues and uncertainties associated with transaction-based revenues.	8

Uncertainties in the value of the mineral properties.	9

Compliance with environmental regulations may be costly.	10

Possible Dilution to Shareholders.	11

The Company’s poison pill could discourage some advantageous transactions.	11

Risks Related to Owning Our Common Stock	11

The price of U.S. Energy’s stock will continue to be volatile due to several factors.	11

The price of U.S. Energy’s shares may be adversely affected by the public sale of a significant number of the shares eligible for future sale.	11

Future equity transactions, including exercise of options or warrants, could result in dilution; and registration for public resale of the common stock in these transactions may depress stock Prices.	11

Possible issuance of shares to acquire minority shares of Crested Corp. may dilute your ownership.	12

Terms of subsequent financings may adversely impact your investment.	12

Representations About This Offering	12

Forward Looking Statements	12

Description of Securities	13

Common Stock.	13

Preferred Stock.	14

Summary Information

The following summarizes all material information found elsewhere in this prospectus and in the information incorporated into this prospectus. This summary is qualified by the more detailed information in this prospectus and the incorporated information.

The Company

U.S. Energy Corp. (“USE”) is a Wyoming corporation (formed in 1966) in the business of acquiring, exploring, developing and/or selling or leasing mineral and other properties. USE and Crested Corp. ("Crested") originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans; Mr. Evans died in February 2002 and Mr. Larsen died in September 2006). In 1980, USE and its majority owned subsidiary Crested Corp. (“Crested”) formed a joint venture ("USECC") to do business together (unless one or the other elected not to pursue an individual project). From time to time, USE has funded many of Crested's obligations because Crested did not have the funds to pay its share of the obligations. Crested has paid a portion of this debt by issuing common stock to USE. At September 30, 2006, Crested owed $14,335,400 to USE.

Historically, our business strategy has been, and will continue to be, acquiring undeveloped and/or developed mineral properties at low acquisition costs and then operating, selling, leasing or joint venturing the properties, or selling the companies we set up to other companies in the mineral sector at a profit.

Typically, projects initially are acquired, financed and operated by USE and Crested in their joint venture (see below). From time to time, some of the projects are then transferred to separate companies organized for that purpose, with the objective of raising capital from an outside source for further development and/or joint venturing with other companies. Examples include: Sutter Gold Mining, Inc, (“SGMI”) for gold and Rocky Mountain Gas, Inc. (“RMG”) for coalbed methane gas, referred to as “CBM”. Additional subsidiaries have been organized: U.S. Uranium Ltd. for uranium and U.S. Moly Corp. for molybdenum. Initial ownership of these subsidiaries typically is by USE and Crested, with additional stock (plus options) held by their officers, directors and employees.

From 2002 through mid-2005, USE's primary business focus was in the CBM business conducted through RMG. RMG was sold to Enterra Energy Trust (TSX: ENT.UN and NYSE: ENT) on June 1, 2005. Beginning in 2004 and continuing into 2006, commodity prices for the gold, molybdenum and uranium increased significantly. Management believes that the rebound in these commodity prices presents valuable opportunities.

Management’s strategy to generate a return on shareholder capital is to demonstrate prospective value in the mineral properties sufficient to support substantial investments by investment groups, financial institutions and/or large industry partners, and then bring long term development expertise to move the properties into production. In the alternative, we might sell one or more of the properties (or our subsidiaries which hold the properties) outright, as we did RMG in 2005.

In July 2006, we signed an exclusivity agreement with sxr Uranium One Inc. (“Uranium One”) giving Uranium One the right to purchase most of our uranium assets. In October 2006, we signed a letter agreement with Kobex Resources Ltd., related to the ”Lucky Jack” molybdenum property (formerly know as the Mt. Emmons molybdenum property). For details on these agreements, please see “Incorporation of Certain Information by Reference,” below.

To demonstrate prospective value in the mineral properties and raise the necessary capital for development of the mineral projects in 2006 to 2007, management is considering having feasibility studies conducted on each of the properties. These studies, to be performed by independent engineering firms, will in general determine the economic feasibility, at commodity prices existing at the time of the studies, of various mine plans for the properties, and various processing (milling) facilities to refine the minerals to saleable commodities, given the known mineral grades in the properties. In some instances, significant additional exploratory drilling may have to be done to further delineate grades as well as the extent of the minerals in the ground, if any.

The principal uncertainties in the successful implementation of our strategy are:

•	Whether feasibility studies will show, for any of the properties, that the minerals can be mined and processed profitably;

•	Commodity prices for gold, uranium and molybdic oxide must be at levels so the properties can be mined at a profit;

•
Whether the feasibility studies will show volume and grades of mineralization, and manageable costs of mining and processing, which are sufficient to bring industry partners to the point of investment, and

•
Whether we can negotiate terms with industry partners, which will return a substantial profit to USE for its retained interest and the project’s development costs to that point in time, or, the property (or the applicable subsidiary) can be sold outright. Although we have agreements in place for the molybdenum property and for most of the uranium properties, substantial funding of these projects by the other parties will be subject to completion of due diligence and other matters. See “Incorporation of Certain Information by Reference.”

However, it is possible that we may be able to raise capital for (or bring an industry partner into) a property without having a feasibility study prepared.

To some extent, the economic feasibility of a particular property can be changed with modifications to the mine/processing plans (add or not add a circuit to process a particular mineral, enlarge or reduce the production and mine plan, etc.). However, overall, the principal drivers to attainment of the business strategy are the quality of the minerals in the ground, the cost to extract those minerals and international commodity prices.

Principal executive offices of USE and Crested are located in the Glen L. Larsen building at 877 North 8th West, Riverton, Wyoming 82501, telephone 307-856-9271. SGMI has an office in Sutter Creek, California. USE’s web site is www.usnrg.com. The information in the web site, or on other web sites linked to it, is not part of this prospectus.

In this prospectus, "we," "Company" or "USE" refer to U.S. Energy Corp. including Crested Corp. ("Crested") and other subsidiaries unless otherwise specifically noted. The Company's fiscal year ends December 31.

The Offering

Securities Outstanding	19,747,912shares of common stock at January 16, 2007.

Securities To Be Outstanding	20,425,265 shares of common stock, assuming all warrants held by the selling shareholders are exercised for the purchase of 677,353 shares. See “Description of Securities” and “Selling Shareholders.”

Securities Offered	1,296,519 shares of common stock owned or to be owned by the selling shareholders.

Use of Proceeds
We will not receive any proceeds from sale of shares by the selling shareholders, but we will receive up to $2,584,300 (net of estimated registration costs) from exercise of all the selling shareholders’ warrants. Net proceeds will be used for working capital.

Plan of Distribution
The offering is made by the selling shareholders named in this prospectus; to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk Factors	An investment is subject to risk. See "Risk Factors."

Risk Factors

An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus (including the information incorporated by reference) before investing.

Risk Factors Involving the Company

We have a history of operating losses. At September 30, 2006, the Company had $50,433,800 of accumulated deficit ($40,154,100 at December 31, 2005). For the nine months ended September 30, 2006, we recorded a loss of $12,386,800 from continuing operations and a net loss of $10,279,700. For the year ended December 31, 2005, we recorded a loss from continuing operations of $6,066,900, but (due primarily to the sale of RMG in June 2005) recorded net income for the year of $8,841,500.

Working capital at September 30, 2006 was $16,620,100. Historically, working capital needs primarily have been met from receipt of funds from liquidating investments, selling partial interests in mineral properties and selling equity. These sources of capital may not be sufficient to develop our mineral properties, none of which have proved reserves.

In late July, 2006, the U.S. District Court in Denver, Colorado awarded a judgment in favor of Phelps-Dodge Corporation, and against USE, in the amount of $7,538,300 for fees and costs associated with litigation and the prior operation of a water treatment plant at the Mt. Emmons mining property in Colorado. This litigation has been settled (see “Incorporation of Certain Information by Reference”).

No recurring business revenues and uncertainties associated with transaction-based revenues. Presently we do not have an operating business with recurring revenues. Receipt of funds from selling interests in mineral properties, or liquidating investments in mineral properties (or the subsidiaries which hold properties) is unpredictable as to timing, structure, and profitability.

For example, we began activities in the coalbed methane sector in 2000 by starting up Rocky Mountain Gas, Inc. which used, rather than provided, capital until it was sold to Enterra Energy Trust in June 2005.

Working capital on hand at prospectus date is expected to be sufficient to fund general and administrative expenses, and conduct exploration and a limited amount of development work on the mineral properties, through 2007. Additional working capital, as well as development capital for the Luck Jack molybdenum property, could be available through Kobex Resources Ltd. (“Kobex”). Proceeds also could be available if we sell uranium assets to Uranium One. However, funding from these parties is not assured. See “Incorporation of Certain Information by Reference.”

Putting mineral properties into production (constructing and operating mines and processing facilities) requires substantial amounts of capital. The development of the properties will depend on receipt of the fundings contemplated by the arrangements with Kobex and Uranium One, and further on Sutter Gold’s ability to raise other capital.

With particular reference to our Luck Jack molybdenum property, a retained interest under the arrangement with Kobex still will not generate recurring revenues for several years, if at all.

Uncertainties in the value of the mineral properties. While we believe that our mineral properties are valuable, substantial work and capital will be needed to establish whether they are valuable in fact.

•
The profitable mining and processing of uranium and possibly vanadium at and in the vicinity of Plateau Resource Limited’s (“Plateau”) properties in Utah, will depend on many factors: Obtaining properties in close proximity of the Shootaring Canyon uranium mill to keep transportation costs economic; delineation through extensive drilling and sampling of sufficient volumes of mineralized material with sufficient grades to make mining and processing economic over time; continued sustained high prices for uranium oxide and vanadium; obtaining the capital required to upgrade the Shootaring Canyon uranium mill, and/or possibly add a vanadium circuit, and obtaining and continued compliance with operating permits.

•
The profitable mining at the Sheep Mountain uranium properties in Wyoming will depend on: Evaluations of existing and future drilling data to delineate sufficient volumes and grades of mineralized material to make mining and processing economic over time; continued sustained high prices for uranium oxide and Uranium Power Corp. (“UPC”) and USE having sufficient capital. In addition, there is no operating mill near the Sheep Mountain properties, although the Sweetwater Mill (which is on standby) is located 30 miles south of Sheep Mountain. The ultimate economics of mining the Sheep Mountain properties will depend on sufficient volumes and grades of mineralized materials, sustained high uranium oxide prices, access to an operating mill and obtaining and continued compliance with operating permits. If we sell these and other uranium properties to Uranium One, we would not be funding exploration and mining of the properties but the ultimate proceeds from our equity stake in Uranium One could still be somewhat dependent on the viability of the properties as part of Uranium One’s minerals portfolio.

•
The profitable mining and processing of gold by SGMI will depend on many factors, including: Receipt of permits and keeping in compliance with permit conditions; delineation through extensive drilling and sampling of sufficient volumes of mineralized material with sufficient grades to make mining and processing economic over time; continued sustained high prices for gold, and obtaining the capital required to initiate and sustain mining operations and build and operate a gold processing mill.

•
The Lucky Jack molybdenum property has had extensive work conducted by prior owners. This data will have to be updated to the level of a current feasibility study to determine the viability of starting mining operations. Obtaining mining and other permits to begin mining the molybdenum property may be difficult, even with the assistance of Kobex, and like any mining operation, capital requirements for a molybdenum mining operation will be substantial. There is a history of opposition by local government entities and environmental organizations to the prior owners seeking permits to mine this property. This opposition has been expressed in litigation from time to time. Continued legal challenges may delay putting the Lucky Jack molybdenum property into production.

•
We have not yet obtained final (“bankable”) feasibility studies on any of our mineral properties. These studies would establish the economic viability, or not, of the different properties based on extensive drilling and sampling; the design and costs to build and operate mills; the cost of capital, and other factors. Feasibility studies can take many months to complete. These studies are conducted by professional third party consulting and engineering firms, and will have to be completed, at considerable cost, to determine if the deposits contain proved reserves (amounts of minerals in sufficient grades that can be extracted profitably under current pricing assumptions for development and operating costs and commodity prices). A feasibility study usually (but not always) must be completed in order to raise the substantial capital needed to put a mineral property into production. We have not established any reserves (economic deposits of mineralized materials) on any of our properties, and future studies may indicate that some or all of the properties will not be economic to put into production.

Compliance with environmental regulations may be costly. Our business is intensely regulated by government agencies. Permits are required to explore for minerals, operate mines, build and operate processing plants. The regulations under which permits are issued change from time to time to reflect changes in public policy or scientific understanding of issues. If the economics of a project cannot withstand the cost of complying with changed regulations, we might decide not to move forward with the project.

USE must comply with numerous environmental regulations on a continuous basis, to comply with the United States: Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). For example, water and dust discharged from mines and tailings from prior mining or milling operations must be monitored and contained and reports filed with federal, state and county regulatory authorities. Additional monitoring and reporting is required by the Utah Division of Radiation Control for uranium mills even if not currently operating (like the Shootaring Canyon uranium mill at Ticaboo, Utah). The Abandoned Mine Reclamation Act in Wyoming and similar laws in other states where we have properties impose reclamation obligations on abandoned mining properties, in addition to or in conjunction with federal statutes. Environmental regulatory programs create potential liability for our operations, and may result in requirements to perform environmental investigations or corrective actions under federal and state laws and federal and state Superfund requirements.

Failure to comply with these regulations could result in substantial fines, environmental remediation orders and/or potential shut down of the project until compliance is achieved. Failure to timely obtain required permits to start operations at a project could cause delay and/or the failure of the project resulting in a potential write-off of the investments therein.

Possible dilution to shareholders. Because we don’t have enough capital to put our properties into production, shareholders may be diluted in their ownership if we raise capital. Direct dilution would occur if we sell preferred stock, common stock, or debt convertible into common stock, with conversion and other terms which large institutions can negotiate for substantial capital financings which result in more favorable terms than buying stock in the market. Indirect dilution would occur if institutional financing is raised for a subsidiary company. In this scenario, the percentage of the subsidiary held by us would be diluted.

The Company's poison pill could discourage some advantageous transactions. We have adopted a shareholder rights plan, also known as a poison pill (see "Description of Securities"). The plan is designed to discourage a takeover of the Company at an unfair low price. However, it is possible that the board of directors and the takeover acquirer would not agree on a higher price, in which case the takeover might be abandoned, even though the takeover price was at a significant premium to market prices. Therefore, as a result of the mere existence of the plan, shareholders would not receive the premium price.

Risks Related to Owning Our Common Stock

The price of U.S. Energy’s stock will continue to be volatile due to several factors. In the 12 months ended January 15, 2007, our stock has traded as low as $3.32 and as high as $7.20. Some of the factors leading to this volatility include:

• price and volume fluctuations in the stock market generally;
• relatively small amounts of our stock trading on any given day;
• fluctuations in our financial operating results; and
• price swings in the minerals commodities markets.

The price of U.S. Energy’s shares may be adversely affected by the public sale of a significant number of the shares eligible for future sale. At January 15, 2007, 19,747,912 shares of common stock are issued and outstanding, including 1,565,538 shares held by officers and directors and the Company’s ESOP, most of which could be sold under the SEC’s rule 144. A substanital number of additional shares are registered for sale under Form S-3 resale registration statements, which have been filed for the benefit of prior investors and financers; these shares include outstanding shares as well as shares issuable on exercise of options and warrants. Sales of large amounts of common stock in the market could materially adversely affect the market price, as well as our ability to obtain future equity related financing on acceptable terms.

Future equity transactions, including exercise of options or warrants, could result in dilution; and registration for public resale of the common stock in these transactions may depress stock prices. From time to time, the Company sells restricted stock and warrants, and convertible debt (or stock in subsidiary companies, convertible to stock in the Company), to investors in private placements conducted by broker-dealers, or in negotiated transactions. Because the stock is restricted, the stock is often sold at a discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes (and/or the conversion price for stock in subsidiaries) is at or may be lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to employees, directors and third parties as incentives, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders; the amount of dilution will depend on the spread between market and exercise price, and the number of shares involved. The Company will continue to grant options to employees and directors with exercise prices equal to market price at the grant date, and in the future may sell restricted stock and warrants (or stock in subsidiary companies convertible to stock in the Company), all of which may result in dilution to existing shareholders.

Public resale (pursuant to registration statements) of such restricted stock, and of stock issued in conversion of debt or stock of subsidiary companies, may depress the market price of the stock.

Possible issuance of shares to acquire minority shares of Crested Corp. may dilute your ownership. We may seek to merge Crested Corp. into U.S. Energy Corp., by the issuance of up to an additional (approximate) 2,800,000 shares of USE common stock to acquire the common stock of Crested Corp. (approximately 29%) not already owned by USE. The 2,800,000 shares would include shares issued to acquire the Crested stock presently underlying options to purchase Crested common stock (which options are held by officers, directors, and employees of USE). The USE stock would be issued based upon an exchange ratio of one USE share for every two Crested shares. Consummation of the proposed transaction is subject to execution of a plan and agreement of merger, and to satisfaction of certain conditions, including but not limited to the SEC declaring effective a registration statement on Form S-4 to be filed by USE for the transaction, and approval of the transaction by the holders of a majority of the minority shares of Crested at a special meeting of the Crested shareholders to be convened pursuant to the prospectus/proxy statement that will be included in the Form S-4.

The exchange ratio and principal terms of the proposed transaction have been approved by the full boards of directors of both companies, upon the recommendation of special committees of independent directors established by each company. Each company has been advised by their separate independent financial advisory firms that the firms will issue opinions to the effect that the terms of the transaction are fair to the shareholders of USE, and to the minority shareholders of Crested, respectively. For further information, see the Form 8-K filed December 26, 2006.

If the proposed merger is consummated, the additional shares would dilute the percentage ownership of the current shareholders of USE. Resale to the market of a substantial number of the newly issued shares could adversely impact USE’ market price.

Timing of consummation of the proposed merger is not predicted.

Terms of subsequent financings may adversely impact your investment. We may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

Representations About This Offering

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

Forward Looking Statements

We make statements in this prospectus which are considered to be "forward looking" statements. All statements (other than statements of historical fact) about financial and business strategy and the performance objectives of management are forward looking statements. These forward looking statements are based on the beliefs of management, using assumptions and available information. These statements involve risks that are both known and unknown, including unexpected economic and market factors, changes in operating and capital expenditures, changes in timing or conditions for getting regulatory approvals to explore mineral properties and put them into production, and other business factors. The use of the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, are intended by us to identify forward looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus and the information incorporated by reference into this prospectus). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen, may turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

The investment risks discussed under "Risk Factors" specifically address all of the material risk factors that may influence future operating results and financial performance. Those investment risks are not "boiler plate" but are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate before making your investment decision.

In addition, you should note that this prospectus incorporates information about the Company which has been, and in the future will be, contained in reports filed with the SEC. See "Incorporation of Certain Information by Reference." Those reports will identify forward looking statements and specify the risks to which those forward looking statements are subject. You should read the reports carefully.

Description of Securities

Common Stock. We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. There are no restrictions on payment of cash dividends. Cash dividends have not been declared on the common stock, although a 1 for 10 stock dividend was declared in November 1990. It is anticipated that future earnings would be reinvested into operations and not declared as dividends on the common stock. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors. Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the product among the nominees as desired. Directors are elected by a plurality of the votes cast.

Shares of common stock sold in this offering are fully-paid and nonassessable shares of U.S. Energy Corp.

Pursuant to our articles of incorporation and as permitted by Wyoming law, shares of common stock held by our subsidiaries may be voted by such subsidiaries as determined by the board of directors of each, in elections of directors and other matters brought before shareholders.

In September 2001, the Company adopted a shareholder rights plan ("poison pill") and filed the plan with the Securities and Exchange Commission as an exhibit to Form 8-A. The following three paragraphs briefly state principal features of the plan, which are qualified by reference to the complete plan, which is incorporated by reference into this prospectus.

Under the plan, the holder of each share of common stock has the right to purchase (when the rights become exercisable) from the Company one-one thousandth (1/1,000th) of one (1) share of Series P preferred stock at a price of $200.00 for each one-one thousandth (1/1,000th) share of such preferred stock. The purpose of the plan is to deter an unfairly low priced hostile takeover of the Company, by encouraging a hostile party to negotiate a fair offer with the board of directors and thus eliminate the poison pill.

The rights trade with the common stock and aren't separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.

The rights are not exercisable and never can be unless and until a hostile (not negotiated with the board) takeover of the Company is initiated with the objective of acquiring 15% of the Company's voting stock. If before the takeover is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy the stock of the Company, then the board of directors may redeem (buy back) the rights for $0.01 each. But, if such a "qualified offer" isn't agreed upon, then the rights are exercisable for preferred stock, which in turn would enable the holder to convert the preferred stock into voting common stock of the Company at a price equal to one-half the market price.

Preferred Stock. Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval. In June 2000, we established a Series A Convertible Preferred Stock, for which 1,000 shares of preferred stock were reserved for sale at $10,000 per share. In 2001, 200 shares were issued, and converted to shares of common stock in 2002. No shares of preferred stock are outstanding as of the date of this prospectus.

Warrants Held by Selling Shareholders and Others; and Options Held by Employees and Directors.

Warrants Held by Selling Shareholders and Others. As of the date of this prospectus, warrants held by the selling shareholders , and by other persons or entities (not including employees and officers) are issued and outstanding to purchase a total of 1,820,838 shares of common stock at exercise prices from $2.00 to $7.15 per share.

Options held by Employees and Officers. The Company has granted options to employees and officers to purchase a total of3,927,880shares at exercise prices from $2.00 to $4.09 per share.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus, but we will receive up to $2,584,300 (net of estimated registration costs) from exercise of all the selling shareholders’ warrants. Proceeds will be used for working capital.

Selling Shareholders

This prospectus covers the offer and sale by the selling shareholders of up to 1,296,519 shares of common stock: 619,166 outstanding shares; and 677,353 shares issuable on exercise of warrants (at prices from $2.87 to $7.15 per share).

Of the outstanding shares, 1,013 were issued on exercise of a warrant held by Bourne Capital, LLC, and 506,329 shares were transferred from Crested Corp. to Rocky Mountain Gas, Inc. (“RMG”) to pay a $2 million obligation to Enterra Energy Trust (RMG was sold to Enterra in June 2005, and now is a subsidiary of Enterra). For information related to payment of the $2 million obligation, see the Form 8-K filed on October 19, 2006 under “Incorporation of Certain Information by Reference.”

41,894 shares were issued to Bourne Capital under anti-dilution provisions of warrants previously exercised, and a 2002 subscription agreement. All of these shares were issued at the same time the warrant coverage and exercise prices on certain of the warrants held by Bourne were adjusted (see below).

An additional 68,531 shares were issued in April 2006 to Cornell Capital Partners, LP and 1,399 shares were issued to Newbridge Securities Corporation, in connection with a Standby Equity Distribution Agreement (the “SEDA”) between the Company and Cornell. We also issued to Cornell a warrant (expiring June 5, 2009) to purchase 100,000 shares of common stock at $7.15 per share. The SEDA and related agreements were terminated as of October 31, 2006 (see “Incorporation of certain Information by Reference”). Although the registration rights agreement with Cornell and Newbridge was terminated along with the SEDA and other agreements, we are registering resale of the shares and warrant shares for the convenience of these entities.

Of the remaining warrants,

•
1,921 are held by mezzanine lenders D.B Zwirn and Drawbridge, who provided secured debt to a subsidiary of the Company to purchase coalbed methane properties in 2005 (the subsidiary was sold in 2005); these warrants (exercisable at $3.20 per share, expiring March 31, 2008) were issued in 2006 as a result of the anti-dilution provisions in the original warrants issued to the lenders;

•
150,000 and 75,000 (exercisable at $3.25 per share, expiring August 25, 2009) were issued in August 2006 to Bourne Capital, LLC and Tsunami Partners, L.P., respectively, in full settlement of certain disputes which arose between those prior investors and the Company; and

  350,432 (exercisable at prices from $2.87 to $4.23) represent warrants issued to Bourne Capital, LLC and Tsunami Partners, L.P. at various times beginning in June 2003, which have been amended and now cover additional shares and reduced exercise prices because of the operation of anti-dilution provisions in the old warrants.
None of the selling shareholders are affiliates of the Company or any subsidiary of the Company. The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act. The footnotes to the table give information about such shares. All shares will be issued as restricted securities as that term is defined in rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with rule 144 or the restriction is removed in accordance with rule 144(k).

The following information on share ownership has been provided to us by the selling shareholders. There are 19,747,912 shares issued and outstanding as of January 15, 2007; on a pro forma basis as of that date, there would be 20,425,265 shares outstanding, assuming all warrants covered by this prospectus are exercised. Percentage ownership for each warrant holder assumes exercise of all warrants held by each seller (including shares held or issuable on exercise of warrants which are not covered by this prospectus).

The information does not reflect exercise of any other options or warrants.

	Shares of Common Stock Owned	Number of Shares Registered For Sale	Percent Owned Before Offering	Percent Owned After Offering*
Bourne Capital, LLC	455,621(1)	455,621%		%
Tsunami Partners, L.P.	162,718(2)	162,718	**	**
Rocky Mountain Gas, Inc.	506,329	506,329	?	?
D.B. Zwirn Special	57,807(3)	961(4)	?	?
Drawbridge Special	57,806(5)	960(6)	**	**
Cornell Capital Partners, LP	168,531(7)	168,531	**	**
Newbridge Securities Corporation	1,399(8)	1,399	**	**
	1,410,211	1,296,519

* Reflects only sale of shares covered by this prospectus.
** Less than 1%.

(1)
Includes 42,907 issued shares and 412,714 shares underlying warrants (150,000 shares at $3.25 (expiring August 25, 2009); 35,014 shares at $3.56 (expiring October 31, 2007); 177,700 shares at $2.87 (expiring April 30, 2010); and 50,000 shares at $4.23 (expiring November 28, 2008)).

(2)
Includes 62,718 shares underlying a warrant (at $2.87 per share, expiring January 31, 2008); 75,000 shares underlying a warrant (at $3.25 per share, expiring August 25, 2009); and 25,000 shares (at $4.23 per share, expiring November 28, 2008).

(3)
Includes 31,846 shares underlying a warrant (at $3.20 per share, expiring March 31, 2008); 25,000 shares underlying a warrant (at $3.81 per share, expiring July 31, 2009) and 961 shares underlying warrant (at $3.20 per share, expiring March 31, 2008).

(4)	961 shares underlying warrant (at $3.20 per share, expiring March 31, 2008).
(5)
Includes 31,846 shares underlying a warrant (at $3.20 per share, expiring March 31, 2008); 25,000 shares underlying a warrant (at $3.81 per share, expiring July 31, 2009) and 960 shares underlying warrant (at $3.20 per share, expiring March 31, 2008).

(6)	960 shares underlying warrant (at $3.20 per share, expiring March 31, 2008).
(7)	Includes 68,531 issued shares and 100,000 shares underlying a warrant (at $7.15 per share, expiring June 5, 2009).
(8)	Includes 1,399 issued shares.

Resale of the shares covered by this prospectus and owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the selling shareholders make offers to sell the covered securities pursuant to rule 415.

Plan of Distribution

The selling shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

*	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

*	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

*	an exchange distribution in accordance with the rules of the applicable exchange;

*	privately negotiated transactions;

*	settlement of short sales entered into after the date of this prospectus;

*	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

*	a combination of any such methods of sale;

*	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

*	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the selling shareholder, from the selling shareholder) in amounts to be negotiated. Each selling shareholder does not expect these commissions and discounts relating to its sales of shares, to exceed what is customary in the types of transactions involved. In connection with the sale of our common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable. See below.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale, as required by law.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise (for example, in connection with the sale of securities), we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

Where to Find More Information About Us

We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (www.sec.gov).

Incorporation of Certain Information by Reference

Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location, and also may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1.800.SEC.0330.

All of the information contained in the following documents filed with the Commission is incorporated by reference into this prospectus:

  Form 10-K for the twelve months ended December 31, 2005 (filed April 11, 2006).
  Form 10-Q for the nine months ended September 30, 2006 (filed November 14, 2006).
  Form 10-Q for the six months ended June 30, 2006 (filed August 14, 2006).
  Form 10-Q for the three months ended March 31, 2006 (filed May 16, 2006).
  Definitive proxy statement for June 23, 2006 annual meeting of shareholders (filed May 9, 2006).
  Forms 8-K:
  Extension of term of Exclusivity Agreement with sxr Uranium One to April 6, 2007 (filed January 8, 2007).
  Announcement of exchange ratio for proposed merger of Crested Corp. into U.S. Energy Corp., the ratio being one share of U.S. Energy Corp. for each two shares of Crested Corp. not already owned by U.S. Energy Corp., the proposed merger being subject to certain conditions (filed December 26, 2006).
  Amendment to the Letter Agreement with Kobex Resources (filed December 8, 2006)
  Press release on third quarter 2006 earnings (filed November 16, 2006)
  Confirmation by 10th Circuit Court of Appeals of lower court dismissal of third party challenges to BLM issuance of patents on the molybdenum mining claims within the Lucky Jack property in Colorado (filed November 9, 2006)
  Termination of agreements with Cornell Capital Partners, LP, and notification to Crested Corp. that U.S. Energy Corp. has established a special committee to evaluate whether and on what terms an offer might be made to acquire the public stock of Crested Corp. not already owned by U.S. Energy Corp. (filed November 2, 2006)
  Appointment of new director and payment of obligation to Enterra Energy Trust (filed October 19, 2006).

Letter agreement with Kobex Resources for the molybdenum property (filed October 10, 2006),
Sale of Pinnacle Gas Resources shares, settlement of litigation with Phelps-Dodge, and completion of sale of Enterra Energy Trust Units (filed September 27, 2006).
Amendment to registration rights agreement with Cornell Capital Partners, LP (filed September 6, 2006.
Phelps-Dodge litigation - award for fees and costs against USE (filed July 28, 2006).
Exclusivity agreement with sxr Uranium One (filed July 13, 2006).
Annual meeting of shareholders vote, and amendment to articles of incorporation (filed June 26, 2006).
Sutter Gold Mining Inc. Financing (filed May 31, 2006).
Decision in Nukem Arbitration (filed May 19, 2006).
Agreement with Uranium Power Corp. (filed May 12, 2006).
Amended agreement with Cornell Capital Partners, LP (filed May 8, 2006).
Agreement with Cornell Capital Partners, LP (filed April 13, 2006).
Update on Shootaring Canyon uranium mill license, and activities on uranium properties (filed March 24, 2006).
Reacquisition of Mt. Emmons molybdenum property (filed March 2, 2006).
Reacquisition of Ticaboo, Utah townsite assets through foreclosure on promissory note (filed February 28, 2006).
Amendment of Purchase and Sale Agreement with Uranium Power Corp. (filed January 17, 2006).
Form 8-A (filed September 20, 2001, and amended November 17, 2005) registering the preferred stock purchase rights (in connection with the shareholder rights plan).

The SEC file number for all of these filings is 000-6814.

All of the information which will be contained in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statements, and Reports on Form 8-K, and any other filings we make pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, all after the date of this prospectus, will also be incorporated by reference into this prospectus as of the dates when such documents are filed with the Commission.

We will provide to you copies of any or all of the information in these documents, and any exhibits to them, without charge, upon request addressed to U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501, attention Steven R. Youngbauer, Assistant Secretary. You also may request these documents by telephone: 1.307.856.9271. Our internet address is www.usnrg.com. Except for reports filed by officers and directors under section 16(a) of the 1934 Act, our 1934 Act filings are not directly available through our internet address (website), but you can access those filings through the link at our internet address (website) or at sec.gov.

Legal Matters

The validity of the issuance of the shares offered has been passed upon by The Law Office of Stephen E. Rounds, Denver, Colorado.

Experts

Our consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, shareholders' equity and cash flows for the two years ended December 31, 2005, incorporated by reference in this prospectus and registration statement, have been audited by Epstein Weber & Conover, PLC, Scottsdale, Arizona, as indicated in their report with respect thereto, and are incorporated along with their report, from the Annual Report on Form 10-K for the twelve months ended December 31, 2005, in reliance upon the authority of such firm as experts in accounting and auditing.

Our consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003, and Schedule II for the year ended December 31, 2003, incorporated by reference in this prospectus and registration statement, have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto and are incorporated by reference, in reliance upon the authority of such firm as experts in accounting and auditing.

1,296,519 Shares Common Stock

U.S. Energy Corp.

___________________
PROSPECTUS
___________________

January ___, 2007

No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our Company since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee	$94
National Association of Securities Dealers, Inc. examination fee	n/a
Accounting	2,000
Legal fees and expenses	2,500
Printing	n/a
Blue Sky fees and expenses	n/a
Transfer agent	n/a
Escrow agent	n/a
Miscellaneous	n/a
Total	$4,594

The Registrant will pay all of these expenses.

Item 15. Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Item 16. Exhibits and Financial Statement Schedule.

Exhibit No.	Title of Exhibit

23.1	Consent of Independent Registered Public Accounting Firm
	(Epstein, Weber & Conover)	**

23.2	Consent of Independent Registered Public Accounting Firm
	(Grant Thornton LLP)	**

23.3 and 5	Consent and Opinion re Legality	**

**	Previously filed

Item 17. Undertakings.

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filing incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Relative to request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Riverton, State of Wyoming, on January 19, 2006.

U.S. ENERGY CORP. (Registrant)

Date: January 19, 2007	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: January 19, 2007	By:	/s/ Keith G. Larsen
Keith G. Larsen, Director

Date: January 19, 2007	By:	/s/ Mark J. Larsen
Mark J. Larsen, Director

Date: January 19, 2007	By:	/s/ Harold F. Herron
Harold F. Herron, Director

Date: January 19, 2007	By:	/s/ Michael H. Feinstein
Michael H. Feinstein, Director

Date: January 19, 2007	By:	/s/ Don C. Anderson
Don C. Anderson, Director

Date: January 19, 2007	By:	/s/ H. Russell Fraser
H. Russell Fraser, Director

Date: January 19, 2007	By:	/s/ Michael Anderson
Michael Anderson, Director

Date: January 19, 2007	By:	/s/ Robert Scott Lorimer
Robert Scott Lorimer,
Principal Financial Officer/
Chief Accounting Officer